Exhibit 10.1

MRV Communications, Inc.

Incentive Compensation Plan

You have been selected to participate in the MRV Incentive Compensation Plan (the “Plan”).  The purpose of the Plan is to recognize and reward key employees of MRV Communications, Inc. and its subsidiaries (collectively, “MRV”), who contribute to the overall financial performance of their area, business unit, and MRV.  By rewarding the successful achievement of the operating plan, MRV provides a competitive opportunity to enrich your annual cash compensation while driving the behaviors needed to enhance performance.  The terms set for below govern the Plan, except where in conflict, local laws prevail.

The following overview explains the guidelines of the Plan:

•                  The Plan year starts on January 1 and ends on December 31.

•                  While you are a participant of the Plan, you are not eligible to participate in any other cash bonus incentive compensation plan that may be offered by MRV.

•                  Your target bonus is established based on your level of responsibility and market factors. Each participant will be notified as to their target bonus.

•                  The components of your target bonus will be weighted based on factors including MRV’s and your business unit’s performance, and your individual objectives.  Details regarding the composition of the factors contributing to your target bonus are outlined in Exhibit A. Your individual objectives will be established using the SMART (specific, measurable, attainable, realistic and time bound) model.  No individual incentive will be paid unless the written objectives are submitted to HR by May 1, 20    .  Guidelines for developing objectives are attached as Exhibit B.

•                  The Plan includes two financial targets: Revenue and Operating Income (each as defined below), and requires a minimum threshold in order to trigger a payout.  If Operating Income falls below 75% of the Board-approved annual operating plan, no bonus will be earned or paid.

•                  “Revenue” and “Operating Income” are defined by US GAAP and based on audited results.

•                  You must be an employee in good standing as of the end of the Plan year in order to receive a bonus payment.  To be clear, incentive payments are not earned in full or in part unless you are actively employed as of the end of the Plan year, regardless of reason for termination, voluntary or involuntary.

•                  Managers who are responsible for conducting performance appraisals must complete them before he/she will earn or be paid an incentive payment.

•                  Employees hired during the Plan year will receive a pro rated bonus target based on months of service in the Plan year. Employees hired after October 1st are not eligible to participate in the current year’s Plan.

•                  Employees who are promoted or change positions during the Plan year are eligible for a pro rated bonus based on the months of service in each position.

•                  Earned incentive payments will be paid out no later than two and one-half months following the end of the Plan year.

Payout Scale

Revenue	85%	90%	95%	100%	105%	110%	115%	120%	125%	150%
Target Payout	25.0%	50.0%	75.0%	100.0%	107.5%	115.0%	122.5%	130.0%	137.5%	175.0%

Operating Income	85%	90%	95%	100%	105%	110%	115%	120%	125%	150%
Target Payout	25.0%	50.0%	75.0%	100.0%	107.5%	115.0%	122.5%	130.0%	137.5%	175.0%

Whenever actual performance is between amounts shown above, the actual payout will be determined based on a straight-line computation.  For example, the payout for 103% performance would be 104.5%.

Individual Target Payout = % of MBO Objectives Achieved

Example based on 5 objectives (with 3 out of 5 accomplished)

		Completed
Objective 1	20%	Y
Objective 2	20%	Y
Objective 3	20%	N
Objective 4	20%	N
Objective 5	20%	Y

Payout = 60%

MRV’s Board of Directors has the authority to change the terms of this Plan at any time as business needs require in its sole discretion.  Further, this Plan may be terminated at any time, with or without prior notice.  The Board or its Compensation Committee shall administer the Plan and has the exclusive and final authority in each determination or interpretation affecting the Plan and its participants.  All such decisions made by the Board or its Compensation Committee are final and binding on participants.  Participants hereby waive trial by jury in connection with any action or suit arising under or related to this Plan.  This policy is not intended to create a contract of employment, either express or implied, nor give any participant any right to be retained in the service of MRV in any capacity.

This form must be accompanied by your written individual objectives and returned to Joel Freedenberg in Corporate Human Resources no later than May 1, 20    .

I have read, understand and agree to the terms and conditions of the MRV Incentive Compensation Plan.

Plan Name	Employee Title

Target % of Base	Employee Name

Employee Signature/Date

Manager Name

Manager Signature/Date